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                                                                     Exhibit 3.1

                         ARTICLES OF INCORPORATION
                                     OF
                              BR HOLDING, INC.

                                ARTICLE ONE

                                    Name

           The name of the corporation is BR Holding, Inc.

                                ARTICLE TWO

                             Authorized Shares

      The total number of shares of all classes which the Corporation has authority to issue is one hundred and five million (105,000,000) shares of capital stock, of which one hundred million (100,000,000) shares shall be common stock with a par value of $0.01 (the "Common Stock") and five million (5,000,000) shares shall be preferred with a par value of $0.01 (the "Preferred Stock").

      The designations and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each class of stock are as follows:

                                Common Stock

      Subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article Two, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the Corporation's Articles of Incorporation, including, but not limited to, the following rights and privileges:

            (a) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

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            (b) the holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote; and

            (c) upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the net assets of the Corporation available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

                              Preferred Stock

      The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment shall be filed with the Georgia Secretary of State as required by law to be filed with respect to issuance of such Preferred Stock, prior to the issuance of any shares of such series.

      The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing articles of amendment which are effective without shareholder action to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the right of holders of the Common Stock of the Corporation to vote one vote per share on all matters submitted for shareholder action. The authority of the Board of


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Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

            (a) the annual dividend rate, if any, on shares of such series, the items of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

            (b) whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

            (c) the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

            (d) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any:

            (e) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

            (f) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

            (g) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series. The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.


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                               ARTICLE THREE

                        Registered Office and Agent

           The initial registered office of the corporation is located at CT Corporation System, 1201 Peachtree Street, N.E., Atlanta, Fulton County, Georgia 30361. The initial registered agent of the corporation at its registered office is CT Corporation System.

                                ARTICLE FOUR

                                Incorporator

           The name and address of the incorporator is as follows:

                          Michelle J. Nelson, Esq.
                          Alston & Bird
                          One Atlantic Center
                          1201 West Peachtree St.
                          Atlanta, Georgia 30309-3424

                                ARTICLE FIVE

                              Principal Office

           The mailing address of the initial principal office of the corporation is BR Holding, Inc., c/o Bull Run Corporation, 4370 Peachtree Road,
N. E., Atlanta, Georgia 30319.

                                ARTICLE SIX

                      Limitation of Director Liability

           6.1 A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) of the types set forth in Section 14-2-832 of the Georgia


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Business Corporation Code, or (iv) for any transaction from which the director derived an improper personal benefit.

           6.2 Any repeal or modification of the provisions of this Article by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.

           6.3 If the Georgia Business Corporation Code is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Georgia Business Corporation Code.

           6.4 In the event that any of the provisions of this Article (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

                               ARTICLE SEVEN

                        Constituency Considerations

           In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the corporation and its subsidiaries, the communities in which offices or other establishments of the corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this article shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.


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                               ARTICLE EIGHT

                         Initial Board of Directors

           The initial Board of Directors shall consist of one member whose name and address is as follows:

                          Robert S. Prather, Jr.
                          BR Holding, Inc.
                          C/o Bull Run Corporation
                          4370 Peachtree Road, N.E.
                          Atlanta, Georgia  30319

                                ARTICLE NINE

         Shareholder Action by Less Than Unanimous Written Consent Any action that is required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if the action is taken by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take such action at a meeting at which all shareholders entitled to vote were present and voted. The action must be evidenced by one or more written consents describing the action taken, signed by shareholders entitled to take action without a meeting and delivered to the corporation for inclusion in the minutes or filing with the corporate records.


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           IN WITNESS WHEREOF, the undersigned executes these Articles of
Incorporation this 15 day of April, 1999.

                               /s/ Michelle J. Nelson
                               ------------------------------
                               Michelle J. Nelson
                               Incorporator

ALSTON & BIRD

One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia  30309-3424

(404) 881-7000


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